EXHIBIT 99.2

PRESS RELEASE

EMCORE Announces Changes to Its Board of Directors.

Albuquerque, New Mexico, December 4, 2013 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets, announced today that on December 3, 2013, Dr. Thomas Russell informed the Company of his decision to not stand for re-election at the end of his term, which expires at the Company’s 2014 Annual Meeting of Shareholders. Separately, on December 3, 2013, Mr. John Gillen informed the Company that he would retire at the 2014 Annual Meeting of Shareholders.

Concurrently, EMCORE also announced that Reuben F. Richards, the Chairman of EMCORE’s Board of Directors, has been re-appointed to the Board’s Class C directors. Mr. Richards was formerly a Class A director. Mr. Richards also informed the Company on December 3, 2013 that he would not stand for re-election at the Company’s 2015 Annual Meeting of Shareholders and that he will step down as Chairman of the Board at the 2014 Annual Meeting of Shareholders but will remain Chairman Emeritus until the 2015 Annual Meeting of Shareholders at which time he will step down from the Board.

Dr. Russell acquired EMCORE’s majority interest and served as its Chairman of the Board in 1995. His vision, passion and strong support enabled EMCORE to become a world leader of MOCVD platform and became a public company in 1997. Throughout the years, Dr. Russell has been very instrumental in providing strategic and corporate governance which allowed EMCORE to transform from a single-product start-up to a leader in compound semiconductor technology and applications. Especially, Dr. Russell’s passion in advanced solar cell technology is the single and foremost reason that EMCORE has become the world leader in space photovoltaics today. He became Chairman Emeritus in 2008. Dr. Russell currently is Chairman of the Board’s Nominating Committee and also its Strategy and Technology Committee.

Mr. Gillen was appointed to the Board of Directors in 2003. He is currently Chairman of the Board’s Compensation Committee and also is a member of the Board’s Audit Committee.

Dr. Hou, President and CEO of the Company, stated, “On behalf of EMCORE, I would like to thank Dr. Russell and Mr. Gillen for their exceptional service and commitment to the Company. Both men have been instrumental in EMCORE’s transformation and have made significant contributions to the Company’s strategic direction and governance over the years. We will miss their experience and advice, but wish them all the best in their future endeavors.”

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor- based products for the broadband, fiber optics, satellite and solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premise (FTTP), as well as specialty photonics technologies for defense and homeland security applications. EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Contact:
EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com

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